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                                                                   EXHIBIT 10.13

                         5-AZACYTIDINE LICENSE AGREEMENT
                            DATED AS OF JUNE 7, 2001

BETWEEN:

         PHARMION CORPORATION, having an address of 4865 Riverbend Road, Boulder, Colorado 80301,

         ("Pharmion Corporation"), and

         PHARMION GMBH, a wholly owned subsidiary of Pharmion Corporation having an address of Centralbahnstrasse 7, PO 206, CH 4010 Basel, Switzerland,

         ("Pharmion GmbH" and, together with Pharmion Corporation, "Pharmion")

AND:

         PHARMACIA & UPJOHN COMPANY, having an address of 100 Route 206N, Peapack, New Jersey 07977,

         ("Pharmacia")

WHEREAS:

                  A. Pharmacia has developed and owns a chemical entity and pharmaceutical product formulation known as 5-azacytidine (defined below), and Pharmacia has previously conducted, and /or facilitated the conduct of Phase II/III clinical studies for the treatment of myelodysplastic Syndrome ("MDS") with 5-azacytidine, as well as other clinical studies with 5-azacytidine;

                  B. Pharmion has developed U.S. and international regulatory, marketing and information technology capabilities for the purpose of developing, marketing and selling pharmaceutical products discovered by third parties;

                  C. The parties hereto have agreed that Pharmacia will grant to Pharmion an exclusive worldwide license to the 5-azacytidine Technology (as defined below) and all related Data (as defined below) for all therapeutic and diagnostic applications, but with an option for Pharmacia to participate in the development, manufacture, marketing, distribution, promotion, and sale and use in any manner of the Product (as defined below) at a later date;

                  D. Pharmion Corporation shall acquire the rights granted hereunder, and shall discharge the obligations hereunder, relating to North America, and Pharmion GmbH shall acquire the rights granted hereunder, and shall discharge the obligations hereunder, relating to the rest of the world;

                  E. The obligations of Pharmion Corporation and Pharmion GmbH hereunder shall be joint and several; and

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                  F.       The parties wish to enter into this Agreement (as
defined below) to set out the terms and conditions of their agreement with respect to the development and Commercialization (as defined below) of the Product and the licenses and other rights granted with respect thereto.

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

         1.       DEFINITIONS, SCHEDULES AND INTERPRETATION

                  1.1 DEFINED TERMS. In this Agreement, unless the context otherwise requires:

                  (a) "ADVERSE DRUG REACTION REPORTS" shall mean reports concerning or alleging side-effects, injury, significant failure of expected pharmacological action, toxicity or sensitivity reaction including unexpected or increased frequency or severity thereof, associated with commercial or clinical uses, studies, investigations or tests on animals or human beings of the Product, whether or not determined to be attributable to the Product or to any other pharmaceuticals.

                  (b) "AFFILIATE" means, at any time, any person, company or legal entity then directly or indirectly controlled by, controlling or under common control with the Party with respect to which the term is associated, where "control" means:

                           (i) The ownership, whether direct or indirect, of 50% or more of the shares of the Party with respect to which the term is associated, or

                           (ii) In the absence of ownership of 50% or more of the shares of the Party with respect to which the term is associated or in the case of a non-corporate entity, the ability to direct or cause the direction of the management and policies of the Party with respect to which the term is associated.

                  (c) "AGREEMENT" shall mean this 5-azacytidine License Agreement dated as of June 7, 2001 between Pharmion and Pharmacia (including all Schedules attached hereto), as the same may be amended, modified or supplemented from time to time.

                  (d) "APPROVAL" means any and all licenses, permits, certificates of authority, authorizations, approvals (including, without limitation, any applicable governmental price and reimbursement approvals), registrations, and similar consents granted or issued by any Governmental or Regulatory Authorities and necessary for the importation, exportation, development, manufacture, distribution, sale, marketing, promotion, storage, transport or use in any manner of the Product.

                  (e) "BUSINESS DAY" shall mean a day, other than Saturday or Sunday, on which banks are open for business in New York, New York.

                  (f) "CGMP" shall mean all laws, guidelines and regulations applicable to the manufacture of the Product within the respective Country of Sale, including the current Good

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Manufacturing Practice regulations as promulgated under Federal Food, Drug and
Cosmetic Act (21 CFR), as the same may be amended , modified or supplemented from time to time, or similar manufacturing guidelines and regulations applicable outside the United States.

                  (g) "COMMERCIALIZATION PLANS" means all marketing plans retained by Pharmacia, if any, relating to the proposed marketing and sale of 5-azacytidine, together with all available sales and financial projections, if any, related to such marketing plans, developed by Pharmacia during the three years prior to the date of this Agreement.

                  (h) "COMMERCIALIZE" AND "COMMERCIALIZATION" mean the manufacture, distribution, promotion, marketing, sale, export, import, storage and use of the Product in any manner related to providing the Product in Final Form (as defined below).

                  (i) "CONFIDENTIAL INFORMATION" shall have the meaning set forth in paragraph 8.1.

                  (j) "COUNTRY OF SALE" means the country where the Product is being sold to unaffiliated customers.

                  (k) "DATA" means all information owned by Pharmacia and contained in or arising from clinical study protocols, and results of clinical studies conducted, for 5-azacytidine in any form or formulation, including, without limitation, Regulatory Data.

                  (l) "CRITICAL DECISION PERIOD" means the 75- day period specified in paragraph 7.3.

                  (m) "DROPPED PRODUCT LICENSE" means the license to develop and Commercialize the Product ( including, without limitation, the right to use any and all trademarks and tradenames of the Product) as specified in paragraphs 10.4 and 10.5.

                  (n) "DROPPED PRODUCT OPTION" means the exclusive, irrevocable option from Pharmion to Pharmacia to use commercially reasonable efforts to negotiate in good faith the Dropped Product License as specified in paragraph 10.4.

                  (o) "EFFECTIVE DATE" means the date of this Agreement, written at the start of this Agreement.

                  (p)      "FDA" means the United States Food and Drug
Administration.

                  (q) "FINAL FORM" means a finally finished and packaged form of the Product suitable for ultimate consumer use.

                  (r) "FIRST COMMERCIAL SALE" means, with respect to each Country of Sale, the first sale of the Product to an unaffiliated customer in such Country of Sale after the Governmental or Regulatory Authorities within such country have granted all applicable Approvals, if any.

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                  (s)      "5-AZACYTIDINE" means the proprietary chemical entity
known as 5-azacytidine having the Structure set forth in SCHEDULE B attached to this Agreement.

                  (t) "5-AZACYTIDINE TECHNOLOGY" means all information and know-how developed by or on behalf of Pharmacia or its Affiliates, or acquired by Pharmacia or its Affiliates, prior to the Effective Date, whether or not patented, with respect to 5-azacytidine, including, without limitation, information which describes or identifies 5-azacytidine, the proprietary synthetic processes for 5-azacytidine, methods of use of 5-azacytidine, formulations for 5-azacytidine, all information and results of laboratory, preclinical and clinical studies conducted by or on behalf of Pharmacia with respect to 5-azacytidine in any form or formulation and all other Data and any and all Commercialization Plans. Without limiting the foregoing, the "5-azacytidine Technology" includes the Pharmacia Patents, if any.

                  (u) "GOVERNMENTAL OR REGULATORY AUTHORITY" shall mean any court, tribunal, arbitrator, authority, agency, department, bureau, commission, official or other instrumentality of the U.S., any foreign country or multinational organization or any domestic or foreign state, province, county, city or other political subdivision.

                  (v) "IND" means an Investigational New Drug application filed with the FDA seeking authority to test a product in human clinical studies.

                  (w) "JOINT DEVELOPMENT AND PROMOTION AGREEMENT" means the agreement to be negotiated and entered into by Pharmion and Pharmacia pursuant to paragraph 7.4 regarding the continued development and Commercialization of the Product in the event that Pharmacia exercises the Participation Option (as defined below).

                  (x) "LIABILITIES" means any and all liabilities, claims, losses, damages, costs, fines, fees, penalties, deficiencies and expenses (including, without limitation, interest, court costs and reasonable fees of attorneys).

                  (y) "NDA" means a New Drug Application pursuant to 21 U.S.C. Section 505 (b)(1) and any amendments or supplements thereto, filed with the FDA, or any successor application or procedure, seeking Approval for the Product, or any similar application, amendment, supplement, successor application or procedure filed in any other country to the Governmental or Regulatory Authorities charged with responsibility for regulating approval to market a product for the treatment of humans.

                  (z) "NDA FILING NOTICE" means written notice from Pharmion to Pharmacia delivered pursuant to paragraph 7.2, whereby Pharmion notifies Pharmacia that the FDA has accepted for filing an NDA for the Product.

                  (aa) "NET SALES" means the actual gross invoiced sales price of the Product billed to unaffiliated customers, less:

                           (i) To the extent such amounts are included in the invoiced sales price, actual credited allowances and/or charge-backs for spoiled, damaged, out-dated and returned Product,

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                           (ii)     Quantity and other trade discounts and early
         settlement discounts (where such discounts are effectively non-discretionary and are given as a matter of course) actually allowed and taken,

                           (iii) Sales, value-added and other direct taxes incurred (except for taxes based on Pharmion's income),

                           (iv) Customs duties and surcharges and other governmental charges incurred in connection with the exportation or importation of the Product, and

                           (v)      Legally mandated rebates.

                  (bb) "OPTION EXPIRY DATE" means the date specified in the first sentence of paragraph 7.3.

                  (cc) "ORALLY AVAILABLE PRODUCT" means any orally available therapeutic formulation of the Product.

                  (dd) "PARTICIPATION OPTION" means the exclusive, irrevocable option granted by Pharmion to Pharmacia pursuant to paragraph 7.1, the exercise of which permits Pharmacia to participate with Pharmion in the continued development and Commercialization of the Product on the terms and conditions set out in Section 7.

                  (ee) "PARTICIPATION OPTION EXERCISE NOTICE" means written notice from Pharmacia to Pharmion of the exercise by Pharmacia of the Participation Option, pursuant to paragraph 7.3.

                  (ff) "PHARMACIA" means Pharmacia & Upjohn Company (a party to this Agreement).

                  (gg)     "PHARMACIA PATENTS" means:

                           (i) The patents and patent applications listed in SCHEDULE A to this Agreement,

                           (ii)     Any and all continuations,
         continuations-in-part, divisionals, reissues, re-examinations or improvements of or to the aforesaid patents and patent applications listed in clause (i),

                           (iii) All foreign applications and patents corresponding to the patents and patents applications listed in clauses
         (i) and (ii) above which have been or may be filed and which directly relate to 5-azacytidine,

                           (iv) Any supplementary protection certificates or equivalent patent term extension rights which directly relate to 5-azacytidine, its manufacture or use, and

                           (v) Author certificates, inventor certificates, utility certificates, certificates of addition, re-filings, renewals, patents of addition, extensions,

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         substitutions, confirmations, registrations or revalidations which directly relate to 5-azacytidine, its manufacture or use, or additions of or to any of the above which directly relate to 5-azacytidine, its manufacture or use, and all foreign counterparts of the above which directly relate to 5-azacytidine, its manufacture or use.

                  (hh) "PHARMACIA REPRESENTATIVE" means the one representative of Pharmacia on Pharmion's Project Management Team (as defined below).

                  (ii) "PHARMION" means, collectively, Pharmion Corporation and Pharmion GmbH (each a party to this Agreement).

                  (jj) "PRODUCT" means any and all Pharmion therapeutic or diagnostic formulations of 5-azacytidine in Final Form (including Orally Available Product).

                  (kk)     "PRODUCT PATENTS" means:

                           (i) Any and all patent applications and patents filed by or on behalf of, and/or issued to Pharmion or its Affiliates either prior to or during the Term (as defined below) or licensed in by Pharmion, which contain claims covering inventions which are necessary or useful for the development or Commercialization of the Product or the Final Form of the Product,

                           (ii)     Any and all continuations,
         continuations-in-part, divisionals, reissues, re-examinations or improvements of or to the patents and patent applications listed in clause (i) above,

                           (iii) All foreign applications and patents corresponding to the patents and patent applications listed in clauses
         (i) and (ii) above,

                           (iv) Any supplementary protection certificates or equivalent patent term extension rights which relate to the patents and patent applications listed in clauses (i) and (ii) above and

                           (v) Author certificates, inventor certificates, utility certificates, certificates of addition, re-filings, renewals, patents of addition, extensions, substitutions, confirmations, registrations or revalidations which relate to the Product or the Final Form of the Product, its formulation, manufacture or use or additions of or to any of the above and all foreign counterparts of the above .

Notwithstanding the foregoing, the "Product Patents" exclude all 5-azacytidine Technology and Pharmacia Confidential Information.

                  (ll) "PRODUCT TECHNOLOGY" means all information and know-how developed by or on behalf of Pharmion or its Affiliates, or acquired by Pharmion or its Affiliates, prior to or during the Term, whether or not patented, with respect to the Product, including, without limitation, information which describes or identifies the Product, proprietary synthesis processes for the Product, methods of use of the Product, formulations for the Product and all information and results of laboratory, preclinical and clinical studies conducted by or on behalf of Pharmion

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or its Affiliates with respect to the Product in any form or formulation. The
"Product Technology" includes any and all Product Patents, but excludes all 5-azacytidine Technology and Pharmacia Confidential Information.

                  (mm) "PROJECT MANAGEMENT TEAM" means Pharmion's project management team for the development and Commercialization of the Product.

                  (nn) "PUBLICATION" means any proposed publication or other such public disclosure, written or oral, concerning or relating to the 5-azacytidine Technology.

                  (oo) "REGULATORY DATA" means all regulatory submissions made by Pharmacia with respect to 5-azacytidine with Governmental or Regulatory Authorities in any part of the world prior to the Effective Date, all correspondence with such Governmental or Regulatory Authorities relating to any such submissions and all notes of verbal communications from such Governmental or Regulatory Authorities relating to such submissions; provided, however, that "Regulatory Data" shall not include any proprietary or confidential information of any third party. Without limiting the generality of the foregoing, "Regulatory Data" shall include any data or submissions filed by Pharmacia to obtain "orphan drug" status or other similar special product approvals.

                  (pp) "RULES" means the Commercial Arbitration Rules of the American Arbitration Association.

                  (qq) "STRUCTURE" means the chemical structure for 5-azacytidine as set forth in Schedule B.

                  (rr) "TERM" means the term of this Agreement, as more specifically set out at paragraph 10.1.

                  (ss) "THIRD PARTY CLAIM" means a claim made or any litigation or other proceeding or action brought or threatened by any claimant (other than any Affiliate of a Party) not a party to this Agreement.

                  (tt) "TRADEMARK NOTICE" means written notice from Pharmion to Pharmacia pursuant to paragraph 6.4 regarding Pharmion's top choices for each trademark or trade name for the Product.

                  (uu) "VALID CLAIM" means a claim of an issued unexpired patent included within the Pharmacia Patents, if any, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other government agency of competent jurisdiction, un-appealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable.

                  1.2 ADDITIONAL DEFINITIONS. Any words defined elsewhere in this Agreement shall have the particular meaning assigned thereto.

                  1.3 SCHEDULES. The following are the schedules to this Agreement and are incorporated into and deemed to form a part of this Agreement:

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                  SCHEDULE A - Pharmacia Patents and Patent Applications

                  SCHEDULE B - Chemical Structure of 5-azacytidine

                  SCHEDULE C - Quantities of 5-azacytidine Material to be Transferred to Pharmion

                  SCHEDULE D - Insurance

                  1.4 OTHER INTERPRETIVE PROVISIONS. In this Agreement, unless the context otherwise requires:

                  (a) TENSE/GENDER - Words denoting the singular shall include the plural and vice versa and the masculine gender shall include the feminine gender and neuter and vice versa;

                  (b) AMENDMENTS - Reference to any statute, law, rule, regulation or document shall be a reference to that statute, law, rule, regulation or document and all amendments, consolidations, modifications or reenactments thereof from time to time;

                  (c) NUMBERS - Where numbers are referred to in full as well as in figures, the full description shall prevail over the actual figures in the event of any inconsistencies; and

                  (d) PARTY - Pharmacia and Pharmion may be referred to herein individually as a "Party" or collectively as the "Parties". For purposes of this Agreement, Pharmion Corporation and Pharmion GmbH, together, shall constitute a "Party" under this Agreement and the obligations of Pharmion Corporation and Pharmion GmbH under this Agreement shall be joint and several. In addition, all notices and/or consents required to be given to or by Pharmion under this Agreement and all amounts required to be paid to or by Pharmion under this Agreement shall be deemed to be duly given to or received by, or duly paid to or by, Pharmion if duly given to or received by, or duly paid to or by, either Pharmion Corporation or Pharmion GmbH.

         2.       LICENSE GRANTS

                  2.1 GRANT OF LICENSE TO THE 5-AZACYTIDINE TECHNOLOGY. Pharmacia hereby grants to Pharmion, and Pharmion hereby accepts, an exclusive worldwide license to use the 5-azacytidine Technology to develop and Commercialize the Product for all therapeutic and diagnostic applications.

                  2.2 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, using their respective commercially reasonable efforts to cause the National Cancer Institute ("NCI") and the Cancer and Leukemia Group - B ("CLGB") to transfer to Pharmion the right to use their respective proprietary and/or confidential information relating to 5-azacytidine.

                  2.3      SUB-LICENSES

                  (a) CONTRACT MANUFACTURING SUB-LICENSE -Pharmion shall have the right at any time during the Term of this Agreement to sub-license rights under this Agreement to one or more contract manufacturers for the purposes of permitting such manufacturer(s) to make the

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Product for Pharmion. Any such contract manufacturers shall be reasonably satisfactory to Pharmacia.

                  (b) NO SUB-LICENSES BEFORE EXPIRY OF THE PARTICIPATION OPTION - Except as provided in subparagraph 2.3(a), Pharmion shall not have the right, without the prior written consent of Pharmacia, to grant sub-licenses under this Agreement until after expiry of the Participation Option.

                  (c) RIGHT TO SUB-LICENSE - Subject to the provisions of subparagraphs 2.3(a) and (b), Pharmion shall have the right to sub-license any of the rights under this Agreement, subject to the following terms and conditions:

                           (i) NOTICE - Pharmion shall provide notice in writing to Pharmacia of any sub-licenses granted under this Agreement.

                           (ii) NO RELIEF - Sub-licensing shall not relieve Pharmion of any obligations (financial or other) under this Agreement and Pharmion shall make all required payments to Pharmacia as if the sublicensed activities were conducted by Pharmion.

                           (iii) SIMILAR PROVISIONS - Pharmion shall ensure that each sub-license contains all of the same payment, reporting, record keeping, audit and liability provisions as are contained in this Agreement, which provisions shall allow access and audits by Pharmacia as if the sub-licensee had contracted directly with Pharmacia.

                           (iv) COMPULSORY SUB-LICENSES - Notwithstanding the provisions of clauses (ii) and (iii) above, if Pharmion is required pursuant to law to grant a sub-license of its rights under this Agreement to a government or third party in a country where Pharmion is selling or offering for sale the Product, Pharmion will use reasonable commercial efforts to negotiate a sub-license that complies with the terms of this subparagraph 2.3(c). The Parties acknowledge and agree that it may not be possible for Pharmion to negotiate a complying sub-license, and in this case, Pharmion will negotiate and/or enter into a sub-license on the best terms and conditions as Pharmion is able to negotiate. In this situation, Pharmacia and Pharmion will reasonably agree on the compensation that will accrue to each Party under such compulsory sub-license.

                  2.4 RESERVED RIGHTS. All rights not specifically granted under this Agreement to Pharmion are reserved to Pharmacia.

                  2.5 NONCOMPETE. During the Term, Pharmion and its Affiliates shall not directly or indirectly develop, license, manufacture, distribute, promote, market, sell, export, import or use in any manner any product if such activity would adversely and materially affect the sale of the Product.

                  2.6 PRIORITY. Pharmion shall give as high a priority to the development and commercialization of the Product as it would to promising compounds originating from its own research. Pharmion shall diligently pursue development and Commercialization efforts with respect to the Product and shall use all commercially reasonable efforts to devote adequate

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personnel and other resources to develop and Commercialize the Product with a view to obtaining all applicable Approvals as quickly as possible.

         3.       ROYALTIES

                  3.1 PARTICIPATION OPTION NOT EXERCISED. If Pharmacia does not exercise the Participation Option set forth in Section 7, Pharmion shall pay Pharmacia, on a country-by-country basis, a royalty of twenty percent (20%) of Net Sales of the Product in each Country of Sale for the longer of the period of:

                           (i) The date of the First Commerical Sale of the Product (which shall be the date of invoice of the first such sale) in such Country of Sale through the date of the last to expire of the Valid Claims in such Country of Sale; or

                           (ii) ten (10) years from the date of First Commercial Sale (which shall be the date of invoice of the first such sale) in such Country of Sale;

provided, however, that if the Data (including, without limitation all information and data obtained by NCI and/or CLGB in connection with 5-azacytidine) are deemed insufficient by the FDA to support an approval of the Product as a treatment for MDS patients or any sub-group of MDS patients (other than any refinements and/or minor supplements to the Data or Class 1 re-submissions required or requested by the FDA to obtain FDA approval) and Pharmion must conduct another Phase III clinical trial for such indication prior to initial FDA approval, then the royalty rate shall be eight percent (8%) of Net Sales; and provided, further, that if a product containing 5-azacytidine is sold in a similar formulation to the Product in any Country of Sale as a generic drug or branded generic drug, then from and after the date that such generic product has attained a greater than 10% market share in such Country of Sale (as determined by evidence provided by Pharmion and satisfactory to Pharmacia), the royalty rate in such Country of Sale shall be five percent (5%) of Net Sales. Notwithstanding the foregoing, the royalty rate on Net Sales of Orally Available Product in each Country of Sale shall be five percent (5%). In the event that Pharmion is required to pay any royalty to NCI and/or CLGB in connection with Pharmion's use of any NCI or CLGB information and/or data related to 5-azacytidine and required for FDA approval of the NDA for the Product, Pharmion and Pharmacia agree to reasonably negotiate appropriate changes to the royalty payments hereunder.

                  3.2 PARTICIPATION OPTION EXERCISED. If the Parties execute the Joint Development and Promotion Agreement, Pharmion will not be obligated to pay any royalty payments to Pharmacia pursuant to this Section 3 after the date of such execution.

                  3.3 NET SALES CALCULATION. The Parties acknowledge and agree that any part of Net Sales received by Pharmion that is computed in a currency other than United States dollars will be translated into United States dollars at the average of the exchange rate applicable on the last business day of the month prior to the month of such Net Sales, and the exchange rate applicable on the last business day of the month in which such Net Sales were made, in each case, as published in the United States edition of the Wall Street Journal.

                  3.4 WITHHOLDING TAX. Any tax (other than any tax based on Pharmion's income) which Pharmion is required by law to pay or withhold from royalty payments to be made to

Pharmacia under this Agreement shall be deducted from the amount otherwise due; provided that, in regard to any such deduction, Pharmion shall give Pharmacia such assistance as may be reasonably requested by Pharmacia to enable or assist Pharmacia to claim exemption therefrom or a reduction thereof and shall provide Pharmacia with an official tax certificate as soon as possible. Proof of all withholding tax payments in form satisfactory to Pharmacia shall be provided by Pharmion to Pharmacia as evidence of such payments.

                  3.5 INVOICES FOR ROYALTIES. If requested by Pharmion, Pharmacia shall submit a written invoice addressed to Pharmion for each royalty payment to be made by Pharmion under this Agreement. Pharmacia shall submit these written invoices to Pharmion promptly upon receipt of the quarterly royalty report from Pharmion as specified in subparagraph 4.1(b).

                  3.6      ROYALTY CALCULATION AND PAYMENT.

                  (a) TIMING - During the Term, royalties for the sale of the Product shall be calculated and paid by Pharmion to Pharmacia quarterly, and shall be due (i) as to Net Sales within the United States, not later than 45 days following the end of each calendar quarter and (ii) as to Net Sales outside the United States, not later than 90 days following the end of each calendar quarter; provided, however, that if any such royalties are not paid when due, Pharmion shall pay to Pharmacia interest on such overdue amount for the period from and including the due date to but excluding the date on which such amount (royalty and interest) is paid to Pharmacia in full. The interest rate payable by Pharmion to Pharmacia on such overdue amount shall be equal to the lesser of
(i) the prime commercial lending rate as announced by Citibank N.A. at its principal office in New York, New York and (ii) the maximum rate permitted by applicable law.

                  (b) CURRENCY OF PAYMENT - All royalties shall be payable by Pharmion to Pharmcia in immediately available funds in United States currency by wire transfer to an account designated in writing by Pharmacia.

                  3.7      NO OTHER ROYALTIES. The royalties set out in this
Section 3 are the only royalties payable by Pharmion to Pharmacia (or to any Pharmacia licensor) in connection with the licenses granted under paragraph 2.2 of this Agreement.

                  3.8 ROYALTY REDUCTION AS PER THIS AGREEMENT. The Parties acknowledge and agree that all of the royalty payment provisions of this Section 3 are subject to the provisions of paragraph 9.6 of this Agreement.

                  3.9 PAID UP LICENSES. At the time of expiry of the periods for the payment of royalties on the sale of the Product in each Country of Sale as set out in this Section 3, Pharmion shall have a fully paid-up right and license under paragraph 2.2 in such Country of Sale with respect to the Product.

         4.       REPORTS AND RECORD KEEPING

                  4.1 REPORTS. During the Term, Pharmion shall have the following reporting requirements to Pharmacia:

                  (a) PROGRESS REPORTS - Pharmion shall submit semi-annual progress reports to Pharmacia, such reports to summarize in reasonable detail Pharmion's progress with development and Commercialization of the Product during each six-month period. These reports shall be delivered to Pharmacia no later than 45 days after each six-month period. The Parties agree that the first such report shall be delivered to Pharmacia not later than 45 days after June 30, 2001. In addition, Pharmion shall provide to a limited number of Pharmacia personnel physical access (by telephone, facsimile, e-mail and through personal visits) at reasonable times during regular business hours to a reasonable number of Pharmion personnel who are knowledgeable about such progress reports and who will provide such Pharmacia personnel with additional information about such progress reports, as reasonably requested by Pharmacia.

                  (b) ROYALTY REPORTS - After First Commercial Sale in any Country of Sale and for the remainder of the Term, Pharmion shall submit quarterly payment reports to Pharmacia (as to Net Sales within the United States, not later than 45 days following the end of each calendar quarter and, as to Net Sales outside the United States, not later than 90 days following the end of each calendar quarter, in each case at the same time as it transfers to Pharmacia the royalty payments due and payable for such quarter). Such reports shall include, but not be limited to:

                           (i) An accounting of Net Sales for the Product in each Country of Sale (in United States currency) on a country-by-country basis and the calculation of Net Sales from the gross revenues for the Product in each Country of Sale, and

                           (ii) An accounting of worldwide Net Sales (in United States currency) and the calculation of the royalty amounts owing to Pharmacia pursuant to Section 3 (in United States currency), including, if applicable, the exchange rates used in determining the royalty amounts due in United States currency.

                  4.2 RECORD KEEPING. Pharmion shall keep complete and accurate written financial and accounting records with respect to Sections 3 and 4 of this Agreement, in accordance with generally accepted accounting practices and consistently applied across all Pharmion products, sufficient for Pharmacia to ascertain and verify the accuracy and completeness of the accounting and the amounts owing pursuant to this Agreement. Pharmion shall preserve these written records for a period of at least six years after creation of such records.

                  4.3 AUDITS. Not more than once per year during the Term, Pharmion shall permit independent auditors (chosen by Pharmacia and reasonably acceptable to Pharmion) to inspect, copy and abstract Pharmion's books, records and accounts and all or any part of its operations and activities as may be necessary to determine the completeness and accuracy of the reports and payments made or required to be made under this Agreement. Pharmacia shall give reasonable notice to Pharmion of its request for an audit pursuant to this provision, and such audit shall be conducted during normal business hours. Pharmacia shall be responsible for the cost of such audit; provided, however, that if the independent auditors conducting such audit conclude that the royalty payments made hereunder were understated by an amount in excess of five percent (5%) during any calendar year, Pharmion will pay the cost of such audit. If such audit determines that additional payments were owed during such period, Pharmion shall pay the additional amounts to Pharmacia not later than 45 days after the date of the delivery of the audit report to Pharmion. The Parties acknowledge and agree that the confidentiality provisions of Section 8 will apply to audits conducted pursuant to this paragraph 4.3 and Pharmacia shall ensure that its auditors (including all audit personnel working on the audit) are bound by confidentiality provisions at least equivalent to the confidentiality provisions of Section 8.

         5.       PHARMACIA OBLIGATIONS

                  5.1 TECHNOLOGY TRANSFER. To the extent not already provided by Pharmacia to Pharmion, promptly after execution of this Agreement, Pharmacia shall disclose and make available to Pharmion the 5-azacytidine Technology, and all documentation retained by it relating to the 5-azacytidine Technology sufficient to enable Pharmion to exercise its rights and perform its obligations under this Agreement. In addition, during the Term, Pharmacia shall provide to a limited number of Pharmion personnel physical access (by telephone, facsimile, email and through personal visits) at reasonable times during regular business hours to a reasonable number of Pharmacia personnel (at Pharmion or Pharmacia facilities) and to materials and information pertaining to the 5-azacytidine Technology, as more specifically set out below:

                  (a) PHARMACEUTICAL DEVELOPMENT - For the first six months after the Effective Date, Pharmacia will use its reasonable efforts to provide ongoing assistance to Pharmion pharmaceutical development personnel with respect to 5-azacytidine material to be supplied by Pharmacia to Pharmion pursuant to paragraph 5.2, if any, including the provision of documentation certifying cGMP compliance of the 5-azacytidine material to be supplied to Pharmion,or, to the extent 5-azacytidine is manufactured by a third party, to provide reasonable assistance to Pharmion in monitoring of the synthesis, production and cGMP compliance of such third party. Pharmion estimates that the assistance required from Pharmacia under this subparagraph 5.1(a) should not be more than two days initially and then some periodic questions, but in no event exceeding in total 20 person-hours of Pharmacia time.

                  (b) REGULATORY - For the first 12 months after the Effective Date, Pharmacia will use its reasonable efforts to provide ongoing assistance (not to exceed 20 person-hours of Pharmacia time) to Pharmion regulatory personnel in the form of answering questions that may arise from time to time with respect to the IND filed for 5-azacytidine. As well, for a period of 12 months after the filing by Pharmion of its IND (and the European equivalent) for the Product, Pharmacia will use its reasonable efforts to provide ongoing assistance (not to exceed 20 person-hours of Pharmacia time) to Pharmion regulatory personnel in the form of assisting with questions that the FDA or other Governmental or Regulatory Authorities may have on Pharmion's IND (and the European equivalent). The Pharmacia assistance required by Pharmion regulatory personnel pursuant to this subparagraph 5.1(b) shall not exceed a total of 40 person-hours. In addition to the foregoing, if requested by Pharmion, and to the extent permissable by the FDA or any similar Governmental or Regulatory Authorities outside the United States, Phamacia will cooperate reasonably with Pharmion in the transfer of any IND (and the European equivalent) for 5-azacytidine to Pharmion. If such transfer is not permitted, Pharmacia will provide reasonable assistance to Pharmion to allow Pharmion to cross-reference any IND (and the European equivalent) pertaining to 5-azacytidine from any IND (or European equivalent) filed by Pharmion for the Product.

                  (c) MANUFACTURING - For the first 24 months after the Effective Date, Pharmacia will use reasonable efforts to provide three days per calendar quarter (excluding travel time) of consultation and advice from Pharmacia personnel to Pharmion's manufacturing personnel (not to exceed a total of approximately 180 person-hours of assistance during such period). From time to time during this 24 month period, Pharmion manufacturing personnel will request this consultation and advice from Pharmacia and the assistance will be provided at times agreeable to the Pharmion and Pharmacia personnel, both acting reasonably. The support to be provided by Pharmacia to the Pharmion manufacturing personnel under this subparagraph 5.1(c) shall be from Pharmacia personnel knowledgeable with the chemical synthesis of 5-azacytidine, if any, who can assist Pharmion with the transfer of the chemical synthesis of 5-azacytidine from Pharmacia to a third party contract manufacturer chosen by Pharmion in accordance with subparagraph 2.3(a).

         All out-of-pocket costs associated with all personnel visits under this paragraph 5.1 shall be reimbursed by Pharmion to Pharmacia, unless otherwise agreed by the Parties, and all such visits shall be at mutually agreeable times, both Parties acting reasonably.

                  5.2 MATERIAL TRANSFER. As soon as practicable after the Effective Date and in any event no later than 21 Business Days after the Effective Date, Pharmacia shall transfer to Pharmion existing quantities of 5-azacytidine compound, if any, previously synthesized in accordance with cGMP processes by or on behalf of Pharmacia and in Pharmacia's possession as more specifically set out in SCHEDULE C.

                  5.3 NO FURTHER RESEARCH BY PHARMACIA. Except in the event of exercise by Pharmacia of the Participation Option, the Parties acknowledge and agree that Pharmacia shall have no obligation to conduct further research or development in connection with 5-azacytidine under this Agreement.

         6.       PHARMION OBLIGATIONS

                  6.1 DEVELOPMENT ACTIVITIES. Except in the event of exercise by Pharmacia of the Participation Option, Pharmion shall have sole responsibility and liability for obtaining all Approvals necessary to develop and Commercialize the Product in each Country of Sale. In addition, Pharmion shall have sole responsibility and discretion, and shall use all commercially reasonable efforts at its sole cost and expense, to develop and Commercialize the Product, including, without limitation:

                  (a) CLINICAL - Conduct human clinical trials of the Product as Pharmion determines are reasonable, necessary or desirable;

                  (b) REGULATORY - Obtain all applicable Approvals for the Product;

                  (c) PRODUCT AND MANUFACTURING PROCESS DEVELOPMENT - Develop (and/or contract out for) a manufacturing and process development package for the Product as Pharmion determines is reasonable, necessary or desirable; and

                  (d) MARKET - Subject to paragraph 2.6, Commercialize the Product in such regions, at such prices and on such other terms and conditions as Pharmion determines are reasonable, necessary or desirable.

Notwithstanding the above development and Commercialization provisions of this paragraph 6.1, but subject to paragraph 2.6, Pharmion shall not be obligated to undertake any particular activity and shall not be obligated to continue development and Commercialization of the Product. Notwithstanding any other provision of this Agreement, in the event that the date of the First Commercial Sale of the Product (which shall be the date of invoice of the first such sale) shall not have occurred during the five (5) year period immediately succeeding the Effective Date, then, upon thirty (30) days prior written notice to Pharmion, Pharmacia may terminate this Agreement, and the provisions of paragraph 10.3 shall thereafter apply.

                  6.2 PHARMACIA REPRESENTATIVE. During the Term and prior to the Option Expiry Date, Pharmion shall permit the Pharmacia Representative to participate, as a non-voting member, on Pharmion's Project Management Team. Pharmacia acknowledges that Pharmion's preference is that the Pharmacia Representative be a project management employee. Except for the acknowledgment set out above, Pharmacia shall be solely responsible for the designation of the Pharmacia Representative and shall be solely responsible for any expenses of the Pharmacia Representative in connection with the Pharmacia Representative's participation on the Project Management Team. Pharmion will ensure that written notice of Project Management Team meetings are given to the Pharmacia Representative, but will not be obligated to alter Project Management Team meetings or activities to accommodate the schedule of the Pharmacia Representative. Pharmion will provide to the Pharmacia Representative all documents and other materials distributed or otherwise made available to any other members of the Project Management Team. The Pharmacia Representative shall continue to participate on the Project Management Team after the Option Expiry date if Pharmacia exercises the Participation Option; provided, however, that Pharmion shall have no further obligation to permit the Pharmacia Representative to participate on the Project Management Team under this paragraph 6.2 after the Option Expiry Date if Pharmacia does not exercise the Participation Option.

                  6.3 EXPENSES. Except in the event of the Parties executing the Joint Development and Promotion Agreement, Pharmion shall be solely responsible for all costs and expenses of the development and Commercialization of the Product.

                  6.4      TRADEMARKS.

                  (a) PHARMION'S RESPONSIBILITY - During the Term, except as set out below at subparagraph 6.4(b), Pharmion shall be responsible for, in its sole discretion and at its sole expense, prosecution and maintenance of the trademarks and trade names for the Product.

                  (b) NOTICE TO PHARMACIA - Pharmion agrees that it will give Trademark Notice to Pharmacia, notifying Pharmacia of Pharmion's top choices (not to exceed five) for a trademark or trade name for the Product. If Pharmacia has a preference for the choice of trademark or trade name for the Product, Pharmacia shall provide written notification of this preference within 45 days of receipt of such Trademark Notice. Pharmion will reasonably consider Pharmacia's input into the choice of each trademark or trade name for the Product.

Pharmion is not obligated to chose any trademark or trade name recommended by Pharmacia, but agrees that it will not choose a trademark or trade name to which Pharmacia has a reasonable objection.

Pharmion shall have no further obligation to consult with Pharmacia under this paragraph 6.4 after the Option Expiry Date if Pharmacia does not exercise the Participation Option.

                  6.5 NO OTHER CONSULTATION REQUIRED. Except as provided in this Agreement, in the event Pharmacia does not exercise the Participation Option, any additional consultation between Pharmion and Pharmacia with respect to development of the Product will be from time to time on an as needed basis, where and when appropriate and as the Parties may mutually agree and neither Party will be obligated to discuss or consult with the other Party on Product development matters.

         7.       PARTICIPATION OPTION

                  7.1 GRANT OF PARTICIPATION OPTION. Pharmion hereby grants the Participation Option to Pharmacia, as specified in this Section 7. The Participation Option may be exercised by Pharmacia as set out in paragraph 7.3.

                  7.2 DELIVERY OF NDA FILING NOTICE. Promptly after its filing with the FDA of its first NDA for the Product, Pharmion shall deliver to Pharmacia the NDA Filing Notice.

                  7.3 OPTION EXERCISE PERIOD. Pharmacia may exercise the Participation Option at any time up to and including the Option Expiry Date which shall be the date occurring 75 days after the date of receipt by Pharmacia of (i) the NDA Filing Notice and (ii) all preclinical, clinical, regulatory, manufacturing, financial, marketing, royalty and other data relating to the Product, including photocopies of documentation pertaining to the development and Commercialization of the Product in order to assist Pharmacia to make its decision with respect to the Participation Option. Pharmacia may exercise the Participation Option by giving the Participation Option Exercise Notice to Pharmion.

                  (a) INFORMATION SHARING - During the Critical Decision Period, Pharmion shall promptly disclose and make available to Pharmacia such information as Pharmacia may reasonably request. In addition, during the Critical Decision Period, Pharmion will provide physical access (by telephone, facsimile, email and through personal visits) for a reasonable number of Pharmacia personnel to all materials and information pertaining to the Product and, during any Pharmacia visit, Pharmion personnel will be available to respond to inquiries with respect to the Product. All visits by Pharmacia shall be at the expense of Pharmacia and shall be at mutually agreeable times, both Parties acting reasonably. Notwithstanding the above provision for information sharing and access, Pharmacia acknowledges and agrees that its requests for information and access under this subparagraph 7.3(a) will be reasonable and will not unduly interfere with Pharmion personnel's other day to day work obligations. Notwithstanding the generality of the foregoing, the Parties acknowledge and agree that Pharmacia has the right during the Critical Decision Period to audit Pharmion's books, records and accounts and all or any part of Pharmion's operations and activities as may be reasonably requested by Pharmacia for Pharmacia to gather the information it requires during the Critical

Decision Period. Pharmacia acknowledges that if it does not exercise the Participation Option, Pharmion's obligation to share information and provide access to Pharmacia under this subparagraph 7.3(a) will expire after the Option Expiry Date. If Pharmacia exercises the Participation Option, Pharmion's obligation to share information and provide access to Pharmacia under this subparagraph 7.3(a) will continue throughout the six-month period for negotiation of the Joint Development and Promotion Agreement as set forth in paragraph 7.4.

                  7.4      NEGOTIATION PERIOD.

                  (a) NEGOTIATION - If Pharmacia gives the Participation Option Exercise Notice to Pharmion, Pharmion Corporation and Pharmacia shall have six months from the date of receipt by Pharmion of the Participation Option Exercise Notice to negotiate in good faith the Joint Development and Promotion Agreement. Such agreement will contain provisions:

                           (i) calling for Pharmacia promptly to reimburse Pharmion for fifty percent (50%) of Pharmion's fully allocated cost (determined in accordance with United States generally accepted accounting principles and further specified in the Joint Development and Promotion Agreement) for the development and Commercialization of the Product during the Term of this Agreement through the date of execution of the Joint Development and Promotion Agreement,

                           (ii) providing for the equal sharing of all profits and losses derived from the distribution and sale of the Product and all costs and expenses of the continued development and Commercialization of the Product, in each case on a 50:50 basis between Pharmacia and Pharmion, and

                           (iii)    providing for such other terms and
         conditions as would typically be found in agreements between pharmaceutical companies for the joint development and co-promotion of a product.

Pharmion will continue to share Product data and other information (as set out at subparagraph 7.3(a) above) with Pharmacia during such six-month negotiation period.

                  (b) FAILURE TO REACH AGREEMENT - If during such six-month negotiation period of the Joint Development and Promotion Agreement, Pharmion Corporation and Pharmacia fail to reach agreement on any term or condition of the Joint Development and Promotion Agreement, the Parties shall submit the dispute to the Chief Executive Officer of Pharmion Corporation and [the Senior Vice President, Corporate Licensing] of Pharmacia who shall meet with respect to such dispute and who shall thereafter negotiate in good faith with each other to resolve such dispute.

         8.       CONFIDENTIALITY AND PUBLICATION

                  8.1 CONFIDENTIALITY; EXCLUSIONS. All data, information, documents and other proprietary materials transmitted by a Party hereto to the other Party in connection with this Agreement, including without limitation, all Data, 5-azacytidine Technology, Product Technology, and all other scientific, technical and clinical data, information reports, financial or business reports and forecasts and information gathered, generated or transferred by a Party to the other Party during the course of this Agreement shall be deemed confidential (hereinafter, "Confidential Information"). Each Party hereto shall hold in confidence all Confidential Information received from the other Party and shall not disclose any such Confidential Information to any third party pursuant hereto; provided, however, that the confidentiality obligations of this Section 8 shall not extend to information which:

                  (a) PUBLIC DOMAIN - Is now or later made known to the public through no fault of the receiving Party of its obligations under this Agreement;

                  (b) RECEIVED FROM A THIRD PARTY - Is received by the receiving Party from a third party not under an obligation of confidentiality to the disclosing Party regarding such information;

                  (c) INDEPENDENTLY DEVELOPED - Is independently developed by the receiving Party or its Affiliates (as evidenced by written records) without reliance on information provided by the disclosing Party; or

                  (d) REQUIRED DISCLOSURE - Is required to be disclosed by law, regulation, order, decree or subpoena or other legal process; provided, that the receiving Party has used reasonable efforts to obtain a protective order or other applicable protection against further disclosure of such Confidential Information.

                  8.2 OBLIGATION OF CONFIDENTIALITY. Each Party shall use the same degree of care (and in any event not less than reasonable care) to safeguard the confidentiality of the other Party's Confidential Information that it uses to protect its own Confidential Information.

                  8.3 PUBLICATION. Without limiting the confidentiality provisions of this Section 8, neither Party shall publish, in written or oral form, a Publication concerning or relating to the 5-azacytidine Technology, without the express written consent of the other Party. Any proposed Publication by a Party shall be provided by such Party to the other Party at least 60 days prior to submission for publication. Such other Party shall review the proposed Publication and shall inform the publishing Party within the 60 day period whether or not it consents to the proposed Publication. In any event, Publication shall only occur with the written consent of the other Party, which consent shall not be unreasonably withheld. Contributions by either Party shall, at such Party's request, be acknowledged in any Publication.

                  8.4 ANNOUNCEMENTS/PROMOTION. Pharmion and Pharmacia agree that neither Party will make any press releases, announcements or create any publicity regarding the existence or subject matter of this Agreement or release any advertising, promotional or sales literature which mentions the name of the other Party or discloses any terms or condition of, or subject matter of, this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld). It is acknowledged and agreed by the Parties that at such time as shares of Pharmion stock become publicly traded Pharmion may be required by applicable law, statute, rule or regulation to file this Agreement with the U.S. Securities and Exchange Commission in connection with its reporting obligations; provided that, unless otherwise agreed to in writing by Pharmacia, Pharmion will seek confidential treatment for the provisions of this Agreement.

                  8.5 PERMITTED DISCLOSURES. Nothing in this Section 8 is intended to prohibit a receiving Party from disclosing information to any Governmental or Regulatory Authorities as required by applicable law, statute, rule or regulation for securing applicable Approvals for the Product, or to patent agents or attorneys and government patent offices as required by applicable law, statute, rule or regulation for securing applicable patents in connection with this Agreement.

                  8.6 RETURN OF INFORMATION. Upon expiration or termination of this Agreement, the receiving Party will upon request from the disclosing Party promptly return to the disclosing Party all Confidential Information of the disclosing Party in the receiving Party's possession, as well as all written information and materials that incorporate such Confidential Information; provided, however, that the receiving Party may keep one (1) copy of such Confidential Information, or as required by any applicable laws, statutes, rules or regulations, subject to the confidentiality provisions contained herein.

         9.       PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

                  9.1      PHARMACIA PATENTS - PROSECUTION AND MAINTENANCE.

                  (a) PHARMACIA'S RESPONSIBILITY - During the Term, except as set out below at subparagraph 9.1(b), Pharmacia shall be responsible for, in its sole discretion and at its sole expense, prosecution and maintenance of any and all Pharmacia Patents.

                  (b) NOTICE TO PHARMION - Pharmacia shall notify Pharmion in writing of its intentions with regard to ceasing prosecution or maintenance of patent protection for any Pharmacia Patent not less than 45 days prior to any such cessation to allow Pharmion to continue prosecuting or maintaining the patent protection at its own discretion and expense, in which case Pharmacia at Pharmion's expense, will execute such documents and otherwise cooperate with Pharmion as may be necessary to perfect and maintain such patent protection.

                  9.2      PRODUCT PATENTS - PROSECUTION AND MAINTENANCE.

                  (a) PHARMION'S RESPONSIBILITY - During the Term, except as set out below at subparagraph 9.2(b), Pharmion shall be responsible for, in its sole discretion and at its sole expense, prosecution and maintenance of the Product Patents.

                  (b) NOTICE TO PHARMACIA - Pharmion shall notify Pharmacia in writing of its intentions with regard to ceasing prosecution or maintenance of patent protection for any Product Patent not less than 45 days prior to such cessation to allow Pharmacia to continue prosecuting or maintaining the patent protection at its own discretion and expense, in which case, Pharmion at Pharmacia's expense, will execute such documents and otherwise cooperate with Pharmacia as may be necessary to perfect and maintain such patent protection.

                  9.3      PHARMACIA PATENTS - INFRINGEMENT.

                  (a) NOTICE - Each of Pharmion and Pharmacia agrees that during the Term it will promptly notify the other Party in the event that it becomes aware of any infringement or potential infringement of any Pharmacia Patents.

                  (b) PHARMACIA TO PROSECUTE - Pharmacia agrees that during the Term it will, at Pharmacia's sole cost and expense, protect its interests in the Pharmacia Patents from infringement by third parties and that it will prosecute infringers of the Pharmacia Patents or otherwise act to eliminate infringement of the Pharmacia Patents by third parties when, in the sole judgment and discretion of Pharmacia, such action is necessary, proper and justified. If Pharmacia fails to prosecute or otherwise act to eliminate such infringement, Pharmacia shall give notice in writing to Pharmion of its election not to bring a claim or suit or take action, within ten (10) days following such election, and of the circumstance of such infringement or unauthorized use, including such evidence of infringement as Pharmacia may possess and the numbers of Pharmacia Patents so infringed. Pharmion may, but is not required to, (i) obtain a discontinuance of the alleged infringing operation or unauthorized use or, (ii) bring any claim, suit or action against such third party within six (6) months of the date of receipt by Pharmion of the aforesaid notice. Any claim, suit or action by Pharmion shall be either in the name of Pharmion, or in the name of Pharmacia, or jointly by Pharmion and Pharmacia, as may be required by the law of the forum.

                  9.4      PRODUCT PATENTS - INFRINGEMENT.

                  (a) PHARMION TO PROSECUTE - Pharmion agrees that during the Term it will, at Pharmion's sole cost and expense, protect its interests in the Product Patents from infringement by third parties and that it will prosecute infringers of the Product Patents or otherwise act to eliminate infringement of the Product Patents when, in the sole judgment and discretion of Pharmion, such action is necessary, proper and justified. If Pharmion fails to prosecute or otherwise act to eliminate such infringement, Pharmion shall give notice in writing to Pharmacia of its election not to bring a claim or suit or take action, within ten (10) days following such election, and of the circumstance of such infringement or unauthorized use, including such evidence of infringement as Pharmion may possess and the numbers of Product Patents so infringed. Pharmacia may, but is not required to, (i) obtain a discontinuance of the alleged infringing operation or unauthorized use or, (ii) bring any claim, suit or action against such third party within six (6) months of the date of receipt by Pharmion of the aforesaid notice. Any claim, suit or action by Pharmacia shall be either in the name of Pharmacia, or in the name of Pharmion, or jointly by Pharmion and Pharmacia, as may be required by the law of the forum.

                  (b) NOTICE - Each of Pharmacia and Pharmion agrees that during the Term it will promptly notify the other Party if it becomes aware of any infringement or potential infringement of any Product Patents.

                  9.5. COSTS AND EXPENSES. It is understood and agreed that the Party to this Agreement that institutes any claim, suit or action in accordance with paragraphs 9.1, 9.2, 9.3 or 9.4 shall bear solely all costs and expenses associated therewith and shall be entitled to retain and keep any and all sums received, obtained, collected or recovered whether by judgment, settlement or otherwise, as a result of such claim, suit or action. In addition, with respect to any such claim, suit or action, the Party that did not institute such claim, suit or action shall render all reasonable assistance to the other Party that did institute such claim, suit or action (at such other Party's cost and expense) including, but not limited to, executing all documents as may be reasonably requested by such other Party.

                  9.6 THIRD PARTY PATENTS. Each Party hereto shall notify the other Party promptly in the event of the receipt of notice of any action, suit or claim alleging infringement by 5-azacytidine or the Product, or the manufacture or use thereof, of any patent held by a third party and the Parties shall meet to discuss how to respond to any such action, suit or claim. In the event such alleged infringement involves 5-acytidine, or the manufacture or use thereof, Pharmacia, upon request of Pharmion, shall retain counsel reasonably satisfactory to Pharmion to represent Pharmion and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, Pharmion shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of Pharmion unless (i) Pharmacia and Pharmion shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both Pharmacia and Pharmion and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. Pharmacia shall not be liable for any settlement of any proceeding effected without its written consent.

         In the event such alleged infringement involves the Product, or the manufacture or use thereof, Pharmion, upon request of Pharmacia, shall retain counsel reasonably satisfactory to Pharmacia to represent Pharmacia and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, Pharmacia shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of Pharmacia unless (i) Pharmion and Pharmacia shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both Pharmion and Pharmacia and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. Pharmion shall not be liable for any settlement of any proceeding effected without its written consent.

         Notwithstanding any other royalty payment provision of this Agreement, in the event that any such action, suit or claim results in a determination by a court of competent jurisdiction of infringement of the intellectual property rights of a third party, and results in the payment of royalties or other compensation by Pharmion to such third party, Pharmion may reduce its royalty payments to Pharmacia after the date of determination of such infringement, the reduction to be in the amount equal to one-half of the royalties or other compensation paid to such third party, up to a maximum of one-half the royalties payable to Pharmacia under Section 3 with respect to the Country(ies) of Sale for which payments are being made to such third party.

         10.      TERM AND TERMINATION

                  10.1 TERM. The Term shall continue on a country-by-country basis in each Country of Sale and shall commence on the Effective Date and end on the later of:

                           (i) the expiration date of the last Valid Claim in such Country of Sale; and

                           (ii) the date of expiry of the ten-year period commencing on the date of the First Commercial Sale (which shall be the date of invoice of the first such sale) in such Country of Sale;

unless earlier terminated pursuant to paragraph 10.2.

                  10.2 EARLY TERMINATION. This Agreement may be terminated prior to expiry of the Term in any of the circumstances set out in this paragraph 10.2:

                  (a) EXERCISE OF THE PARTICIPATION OPTION - If Pharmacia exercises the Participation Option, this Agreement shall terminate on the effective date of the Joint Development and Promotion Agreement.

                  (b) BANKRUPTCY, ETC. - If a Party becomes bankrupt or insolvent, petitions any judicial body under any bankruptcy or insolvency laws, or has any proceeding commenced against it for insolvency, bankruptcy or liquidation and such proceeding is not dismissed within 60 days, the other Party may terminate this Agreement by providing not less than ten days written notice to such Party.

                  (c) PHARMION TERMINATION - Pharmion will have the right to arbitrarily terminate this Agreement for any or no reason by providing 120 days notice in writing to Pharmacia.

                  (d) PHARMACIA TERMINATION - Except as provided in the last sentence of paragraph 6.1 and in subparagraphs 10.2(a) and 10.2(b) above, Pharmacia will have the right to terminate this Agreement only in the event of material breach by Pharmion of any of its representations, warranties or obligations under this Agreement (including, without limitation, nonpayment of any royalties due to Pharmacia in accordance with Section 3 and which are not then being disputed in good faith) by providing 45 days prior notice in writing to Pharmion. Pharmion shall have the opportunity to cure such breach within the 45 day period to avoid termination of this Agreement. In the event that payment of any royalty amount is being disputed in good faith, such dispute shall be submitted to the Chief Executive Officer of Pharmion Corporation and the Senior Vice President, Licensing of Pharmacia for resolution. If such Parties fail to resolve such dispute within 60 days following such submission, such dispute shall be submitted for arbitration pursuant to section 12.

                  10.3 EFFECT OF EARLY TERMINATION. In any of the situations set out in paragraph 10.2, this Agreement shall end as of the effective date of the termination and Pharmion shall have no further right to develop or Commercialize the Product pursuant to this Agreement and all licensing rights and interests and sublicensing rights and interests granted by Pharmacia to Pharmion pursuant to paragraph 2.2 of this Agreement shall terminate. Notwithstanding early termination of this Agreement and provided the Product poses no safety issues, Pharmion shall be permitted for a period of six months following the effective date of the termination to sell off its existing inventory of Product subject to the payment of royalties as set forth in Section
3. Except as set forth in this paragraph 10.3, early termination of this Agreement shall not affect any rights or obligations of either Party accrued prior to the effective date of the termination, including, without limitation:

                  (a) PROPRIETARY PROPERTY - Rights to its proprietary property (including without limitation, all its Confidential Information) generated pursuant to this Agreement prior to the effective date of the termination.

                  (b) CONFIDENTIALITY AND PUBLICATION - The confidentiality provisions of Section 8 which shall survive for a period of five years after the effective date of the termination.

                  (c) INDEMNIFICATION - The indemnity provisions of paragraphs 11.5 through 11.11, inclusive.

                  10.4 DROPPED PRODUCT OPTION. Pharmion hereby grants to Pharmacia the Dropped Product Option. Except as provided in paragraph 10.5, the terms of the Dropped Product License shall be reasonably negotiated between the Pharmion Corporation and Pharmacia at the time of exercise of the Dropped Product Option, but may include, without limitation, access to proprietary information with respect to the Product generated under this Agreement. The Dropped Product Option may be exercised at any time during the period commencing on the effective date of the termination of this Agreement pursuant to subparagraph 10.2(b) and expiring 6 months after the effective date of the termination. If the Dropped Product Option is not exercised within this 6 month period, and the Parties do not reasonably agree in writing to extend such period, the Dropped Product Option shall expire and the Parties shall have no further rights or obligations under this paragraph 10.4. The period for negotiation of the Dropped Product License shall be 6 months from the effective date of the termination of this Agreement and during this negotiation period both Parties will use commercially reasonable efforts to negotiate and complete the Dropped Product License (the total period for exercise of the Dropped Product Option and negotiation and completion of the Dropped Product License shall be 6 months from the effective date of the termination of this Agreement and the Parties may use this period for exercise of the Dropped Product Option or such negotiation of the Dropped Product License, in Pharmacia's discretion). If the Parties, acting reasonably, do not reach agreement on and execute the Dropped Product License during such negotiation period and the Parties do not reasonably agree in writing to extend the negotiation period, Pharmion shall use commercially reasonable efforts to assign or sublicense its rights and obligations under this Agreement to a third party, subject to Pharmacia's prior written consent which shall not be unreasonably withheld. If Pharmion is unable to assign or sublicense such rights and obligations within 90 days following the end of such negotiation period, the Parties will have no further rights or obligations under this paragraph 10.4 and the rights granted by Pharmacia to Pharmion pursuant to paragraph 2.1 shall become non-exclusive rights to use the 5-azacytidine Technology in accordance with this Agreement.

                  10.5 DROPPED PRODUCT RIGHT. In the event of early termination of this Agreement by Pharmacia pursuant to paragraph 10.2(c) or paragraph 10.2(d), Pharmion shall automatically grant the Dropped Product License, which shall be an exclusive, worldwide, royalty-free and fully paid-up, irrevocable license (including the right to sub-license) to Pharmacia, at no costs, fees or expenses to Pharmacia, to develop and Commercialize the Product for all therapeutic and diagnostic applications, and including the use of all trademarks and tradenames and all Confidential Information (including, without limitation, all Product Technology) with respect to the Product generated under this Agreement prior to the effective date of termination. No further documentation will be required to make this Dropped Product

License effective but both Parties agree to use reasonable efforts to execute such relevant documents deemed necessary by Pharmacia to give effect to this paragraph 10.5.

                  10.6 EXPIRY OF THE TERM. As set out in paragraph 3.10, at the expiry of the periods for the payment of royalties on the sale of the Product in each Country of Sale pursuant to Section 3, Pharmion shall have fully paid-up rights and licenses in each such Country of Sale under this Agreement. Expiration of this Agreement shall not affect these fully paid-up rights and licenses and shall not affect the following provisions which will survive expiration of this Agreement at expiry of the Term:

                  (a) PROPRIETARY PROPERTY - A Party's rights to proprietary property of such Party generated pursuant to this Agreement prior to expiry of this Agreement.

                  (b) CONFIDENTIALITY AND PUBLICATION - The confidentiality and publication provisions of Section 8 shall survive expiry of this Agreement for a period of five years.

                  (c) INDEMNIFICATION - The indemnity provisions of paragraphs 11.5 through 11.11, inclusive.

         11.      REPRESENTATIONS. WARRANTIES AND INDEMNIFICATION

                  11.1 PHARMACIA'S REPRESENTATIONS. Pharmacia represents and warrants to Pharmion as follows:

                  (a) INCORPORATION AND ORGANIZATION - Pharmacia is a corporation duly incorporated and organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                  (b) CORPORATE POWER - Pharmacia has all requisite corporate power and capacity to own its property and assets and to carry on its business as now being conducted by it and as presently contemplated to be conducted by it.

                  (c) AUTHORITY - Pharmacia has due and sufficient right and authority and has taken all action necessary to enter into this Agreement on the terms and conditions set forth in this Agreement and to carry out the terms of this Agreement.

                  (d) VALID OBLIGATIONS - This Agreement constitutes a valid obligation of Pharmacia, legally binding on it and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

                  (e) OWNERSHIP OF 5-AZACYTIDINE TECHNOLOGY - Pharmacia owns or has the right to use the 5-azacytidine Technology and has the right to grant the license to the 5-azacytidine Technology as set out in paragraph 2.1 of this Agreement.

                  (f) NO CONFLICTING AGREEMENTS - It is not under any obligation (contractual or otherwise) to any third party that conflicts with or is inconsistent with the provisions of this

Agreement or impedes its ability to grant the license rights of this Agreement or to carry out its obligations under this Agreement.

                  (g) NO INFRINGEMENT - As of the Effective Date, Pharmacia has not been notified by a third party that the use of the 5-azacytidine Technology to manufacture, use or sell 5-azacytidine infringes the proprietary rights of such third party.

                  11.2 NO REPRESENTATION. Except as expressly set out at subparagraph 11.1(g) above, Pharmacia makes no representation or warranty whatsoever that the exercise of the rights and licenses granted to Pharmion under this Agreement will not infringe any patents of third parties. In addition, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PHARMACIA MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO 5-AZACYTIDINE, INCLUDING THE MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE 5-AZACYTIDINE TECHNOLOGY OR ANY OTHER DATA, INFORMATION OR REGISTRATION MATERIAL TRANSFERRED TO PHARMION UNDER THIS AGREEMENT AND/OR PREVIOUSLY SUBMITTED TO ANY REGULATORY AGENCY IN ANY COUNTRY. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES AND MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF 5-AZACYTIDINE, ARE DISCLAIMED BY PHARMACIA.

                  11.3 PHARMION'S REPRESENTATIONS. Each of Pharmion Corporation and Pharmion GmbH represents and warrants to Pharmacia as follows:

                  (a) INCORPORATION AND ORGANIZATION - It is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the state of its incorporation or organization.

                  (b) CORPORATE POWER - It has all requisite corporate power and capacity to own its property and assets and to carry on its business as now being conducted by it and as presently contemplated to be conducted by it.

                  (c) AUTHORITY - It has due and sufficient right and authority and has taken all action necessary to enter into this Agreement on the terms and conditions set forth in this Agreement and to carry out the terms of this Agreement.

                  (d) VALID OBLIGATIONS - This Agreement constitutes its valid obligation, legally binding on it and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

                  (e) NO CONFLICTING AGREEMENTS - It is not under any obligation (contractual or otherwise) to any third party that conflicts with or is inconsistent with the provisions of this Agreement or impedes its ability to carry out its obligations under this Agreement.

                  11.4 LIMITATIONS ON LIABILITY. Pharmion acknowledges and agrees that Pharmacia will not be liable to Pharmion, successors or assigns of Pharmion, or to any third party with respect to:

                  (a) USE OF THE TECHNOLOGY - Any claim arising from use of the 5-azacytidine Technology by Pharmion or its sub-licensees;

                  (b) PRODUCT - Any claim arising from the development or Commercialization of 5-azacytidine or the Product by or on behalf of Pharmion or its sub-licensees; or

                  (c) OTHER DAMAGES - Any claim by Pharmion for loss of profits, loss or interruption of business, or for indirect, incidental, special or consequential damages of any kind.

Each Party will be liable for the performance of its obligations under this Agreement and for the veracity of its representations and warranties contained in this Agreement.

                  11.5 INDEMNIFICATION. Except as set out below, Pharmion agrees to defend, protect, indemnify and hold harmless Pharmacia and its Affiliates, and its officers, directors, employees and agents against any and all Liabilities arising from any claim, suit or action arising out of or related to the development or Commercialization of the Product by or on behalf of Pharmion and/or arising out of or related to Pharmion's use of the 5-azacytidine Technology in any manner. The indemnity set out in this paragraph 11.5 shall not apply to any Liabilities:

                  (a) GROSS NEGLIGENCE - To the extent arising out the gross negligence or willful misconduct of Pharmacia; or

                  (b) BREACH OF REPRESENTATIONS - To the extent arising out of a material breach by Pharmacia of its representations and warranties contained in this Agreement.

                  11.6 NOTICE OF CLAIM. Subject to paragraph 11.7, in the event that Pharmacia asserts a claim for indemnification under paragraph 11.5, Pharmacia shall give reasonably prompt written notice to Pharmion specifying the facts constituting the basis for such claim and the amount, if known, of such claim.

                  11.7 NOTICE OF THIRD PARTY CLAIMS. If Pharmacia asserts a claim for indemnification under paragraph 11.5 because of a Third Party Claim, Pharmacia shall give reasonably prompt written notice thereof to Pharmion, but in no event more than seven (7) days after the Third Party Claim is actually known to Pharmacia.

                  11.8 FAILURE TO GIVE NOTICE. Failure to give the notice required by paragraphs 11.6 and/or 11.7 shall be deemed a waiver by Pharmacia of its claim for indemnification under this Agreement but only to the extent that such delay materially prejudices Pharmion's ability to defend any claim, suit or action related to such claim for indemnification.

                  11.9 ACTIONS RE: THIRD PARTY CLAIM. Pharmion shall have the right to investigate Third Party Claims and, upon written notice to Pharmacia, and using counsel reasonably satisfactory to Pharmacia, to secure, contest or settle the Third Party Claim; provided that Pharmacia may participate voluntarily, at its own expense, in any Third Party Claim through representatives and counsel of its own choice; provided, further that Pharmacia may choose its own counsel (at Pharmion's expense) if representation by counsel retained by Pharmion would be inappropriate due to actual or potential differing interests between Pharmion and Pharmacia. Except as expressly provided in paragraph 11.10, Pharmacia shall not settle or compromise any Third Party Claim for which it seeks indemnification under paragraph 11.5 without the prior written consent of Pharmion (which consent will not be unreasonably withheld) unless the litigation or other proceeding was instituted against Pharmacia and Pharmion has not taken control of the defense of the Third Party Claim after notification of such claim as set out above in paragraph 11.7.

                  11.10 OTHER INDEMNITY PROVISIONS. Except as otherwise provided in these indemnity provisions, Pharmion shall bear all costs of any Third Party Claim and shall indemnify and hold Pharmacia harmless against and from all Liabilities of the Third Party Claim. Unless and until Pharmion elects to defend or settle the Third Party Claim, Pharmacia shall have the full right, at its option, to defend or settle the Third Party Claim and Pharmion shall reimburse Pharmacia promptly for the amount of the costs, fees and expenses, if any, of defending the Third Party Claim. The failure of Pharmion to respond in writing to Pharmacia's notice with respect to a Third Party Claim within 20 days after receipt of the notice shall be deemed an election not to defend the Third Party Claim. If Pharmion does not assume the defense of any Third Party Claim, including any litigation or other proceeding resulting from the Third Party Claim or if representation by counsel retained by Pharmion would be inappropriate due to actual or potential differing interests between Pharmion and Pharmacia:

                  (a) PHARMACIA MAY DEFEND - Pharmacia may defend against the Third Party Claim in such manner as it may deem appropriate, including, but not limited to, settling the Third Party Claim, after giving notice of the same to Pharmion, on such terms as Pharmacia may deem appropriate; and

                  (b) PHARMION MAY PARTICIPATE - Pharmion shall be entitled to participate in (but not to control) the defense of the Third Party Claim, with its own counsel at its own expense. If Pharmion thereafter seeks to question the manner in which Pharmacia defended the Third Party Claim or the amount or nature of any settlement, Pharmion shall have the burden to prove by a preponderance of the evidence that Pharmacia did not defend or settle the Third Party Claim in a reasonably prudent manner.

                  11.11 INFORMATION SHARING FOR THE INDEMNITY. The Parties to this Agreement shall make available to each other all relevant information in their possession relating to any Third Party Claim and shall cooperate in the defense of all Third Party Claims.

         12.      DISPUTE RESOLUTION

                  12.1 ARBITRATION. Any dispute arising out of or relating to this Agreement, or any alleged breach of this Agreement, shall be settled by binding arbitration in accordance with the Rules, except as modified by this
Section 12. Each arbitration shall be conducted by three arbitrators, consisting of one arbitrator chosen by each Party and the third arbitrator chosen by the first two. In the event that the first two arbitrators are not able to agree upon and chose a third arbitrator, the third arbitrator shall be appointed in accordance with the Rules. The arbitration proceeding shall be conducted in the English language in New York, New York, unless the Parties agree in writing to conduct the arbitration in another location. The costs of arbitration, including administrative and arbitrators' fees, shall be shared equally by the Parties. Each Party shall bear its own costs and attorneys' and witness' fees.

                  12.2 ARBITRATION DECISION. The arbitration decision shall be binding and not appealable to any court in any jurisdiction. The prevailing Party may enter the arbitration decision in any court specified in paragraph 13.7.

                  12.3. PROVISIONAL REMEDIES. Each Party has the right before or during arbitration to seek and obtain from the appropriate court provisional remedies including, without limitation, attachment, preliminary injunction and replevin, to avoid irreparable harm, maintain the status quo or preserve the subject matter of arbitration. Notwithstanding the foregoing, each Party waives its right to trial of any issue by jury.

         13.      MISCELLANEOUS

                  13.1 CURRENCY. The Parties agree that, unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States currency.

                  13.2 FURTHER ASSURANCES. The Parties agree to execute such further documents and do such further acts as may be necessary to implement and carry out the intent of this Agreement.

                  13.3 INUREMENT. The Parties agree that in all situations, including, without limitation, in the case of a takeover or merger of either Party, this Agreement shall inure to the benefit of and be binding upon each of them, their successors and permitted assigns and all of their employees and agents.

                  13.4 ASSIGNMENT. Except as set out below and in paragraph 10.4, the Parties agree that this Agreement and the rights, duties and obligations of the Parties under this Agreement shall not be assigned by either of them without the prior written consent of the other Party, and any attempt to assign the rights, duties or obligations without this consent will be of no effect; provided, however, that Pharmion GmbH may assign its rights, duties and obligations to Pharmion Corporation after written notice to Pharmacia. This provision shall not operate to restrict Pharmion's ability to grant sub-licenses pursuant to the provisions of paragraph 2.3. As well, either Pharmion Corporation or Pharmacia may, without the prior written consent of the other Parties, assign this Agreement as a whole to:

                  (a) SURVIVING CORPORATION - A surviving corporation in the event of a merger or consolidation between such Party and the surviving corporation;

                  (b) ASSETS - An entity that purchases all or substantially all of the assets of such Party and assumes all of the obligations of such Party under this Agreement; or

                  (c) AFFILIATES - Any entity that is an Affiliate of such Party as of the Effective Date;

provided, further,that in the event of subparagraph (c) above, such Party shall continue to remain liable for the performance of all its obligation under this Agreement unless otherwise agreed by the Parties in writing.

                  13.5 NOTICE. The Parties agree that any notice required to be given under this Agreement shall be in writing and shall be delivered personally or by overnight courier to the addresses set forth on page 1 of this Agreement or by facsimile transmission (receipt confirmed), in each case to the attention of the following persons:

                  (a) IF TO PHARMION - Attn.: Patrick Mahaffy, President and Chief Executive Officer, Fax No. (720) 564-9191;

                  (b) IF TO PHARMACIA - Attn.: Senior Vice President, global Licensing, Fax No.: (908) 901-1813, with a copy to Attn: General Counsel, Fax No.: (908) 901-1810;

or to such other addresses and persons as may from time to time be notified in writing by the Parties in accordance with this paragraph 13.5. Any notice delivered personally or by overnight courier shall be deemed to have been given and received at the time of delivery. Any notice delivered by facsimile transmission shall be deemed to have been given and received on the next Business Day following the date of transmission.

                  13.6 SEVERANCE. The Parties agree that if a provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof.

                  13.7 GOVERNING LAW; JURISDICTION. The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York. Subject to Section 12, each Party agrees and hereby submits to the exclusive jurisdiction of the courts located in the State of New York or in the United States District Court for the Southern District of New York with respect to any dispute arising under or in connection with this Agreement, and each Party hereby waives any objection it may now have or hereafter have to such jurisdiction or the laying of venue in such courts.

                  13.8 RECITALS/SCHEDULES. The Parties agree that the recitals and the schedules to this Agreement and all other instruments supplementary to this Agreement are incorporated into this Agreement and form an integral part of this Agreement.

                  13.9 ENTIRE AGREEMENT. The Parties agree that the provisions contained in this Agreement constitute the entire agreement between the Parties with respect to the subject matter and supersede all previous communications, representations and agreements (whether verbal or written) between the Parties with respect to the subject matter hereof.

                  13.10 PRODUCT RECALLS. After the Effective Date and unless otherwise provided in the Joint Development and Promotion Agreement, in the event, (i) any Governmental or Regulatory Authorities in any Country of Sale issues a request, directive or order for the recall, withdrawal or field correction of the Product, (ii) a court of competent jurisdiction in any Country of Sale orders such recall, withdrawal or field correction, or (iii) Pharmion shall reasonably determine that there should be such a recall, withdrawal or field correction in any

Country of Sale (in which case, Pharmion shall notify the appropriate Governmental or Regulatory Authorities), then Pharmion shall (x) provide Pharmacia with written notice within five (5) Business Days of such request, order or determination, (y) initiate all appropriate investigations, and (z) take all appropriate corrective actions surrounding any such recall, withdrawal or field correction. Pharmion shall be solely responsible for all costs and expenses related to or arising from any recall, withdrawal or field correction of the Product that occurs after the Effective Date.

                  13.11 MEDICAL/SCIENTIFIC PRODUCT INQUIRIES. After the Effective Date and unless otherwise provided in the Joint Development and Promotion Agreement, (i) Pharmion shall be solely responsible for responding to all medical questions and inquiries relating to the Product in each Country of Sale and (ii) in conjunction with the marketing and sale of the Product in a Country of Sale, Pharmion shall be solely responsible for providing (A) medical, technical and scientific information concerning the Product to healthcare professionals, managed care organizations, sales representatives, medical publishers, consumers, patient assistance programs and others that may request such information, and (B) after-hours coverage to address emergency requests for medical, technical and such scientific information concerning the Product.

                  13.12 ADVERSE MEDICAL EVENTS AND COMPLAINTS. After the Effective Date and unless otherwise provided in the Joint Development and Promotion Agreement, Pharmion shall have the sole authority and responsibility for the handling of any adverse drug experience involving the Product in each Country of Sale, and shall be solely responsible for complying with all applicable Governmental or Regulatory Authorities reporting requirements, including without limitation, Adverse Drug Reaction Reports, in each Country of Sale regarding adverse drug events.

                  13.13 INDEPENDENT PARTIES. This Agreement shall not be deemed to create any partnership, joint venture or agency relationship between the Parties. Each Party shall act hereunder as an independent contractor.

                  13.14 WAIVER. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

                  13.15 FORCE MAJEURE. A Party shall not lose any rights hereunder or be liable to any other Party for damages or losses on account of failure to perform by the defaulting Party if the failure is caused by any acts of God, acts of government, war, fire, explosion, flood, earthquake, embargo, labor dispute or any other similar force majeure events beyond the reasonable control of such Party; provided, however, that the Party claiming any such force majeure event has exerted all reasonable efforts to avoid such force majeure event and has given prompt notice to the other Party of such force majeure event. The Party giving such notice shall be excused from its obligations hereunder as it is disabled from performing for so long as it is disabled; provided, that such Party shall commence and continue to take reasonable and diligent actions to cure and remedy such force majeure event; provided, further that if such Party is unable to cure and remedy such force majeure event within one (1) year of such notice, this Agreement shall terminate in accordance with paragraph 10.3. In the event of any such force majeure event, the Parties shall meet promptly to determine an equitable solution to the effects of such force majeure event. The Term shall not be extended by any force majeure event.

                  13.16 INSURANCE. Pharmion Corporation and Pharmion GmbH shall, as of the Effective Date , obtain and keep in force throughout the Term of this Agreement and for a period of five (5) years from the date of expiration or termination of this Agreement, policies of insurance from carriers reasonably acceptable to Pharmacia providing coverage as specified in Schedule D. The obligation to maintain insurance after the expiration or termination of this Agreement shall only apply with respect to insurance policies that are on a "claims-made" basis. Pharmion shall submit a certificate of such insurance (which shall include, without limitation, such information as set forth in Schedule D) to Pharmacia not later than thirty (30) days after the Effective Date of this Agreement.

                  13.17 CAPTIONS. The Parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

                  13.18 AMENDMENTS. Any amendment, modification or supplement to this Agreement shall only be effective if such amendment, modification or supplement is in writing and is signed by Pharmion and by Pharmacia.

                  13.19 COUNTERPARTS. This Agreement may be executed in facsimile counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

PHARMION CORPORATION                          PHARMACIA & UPJOHN COMPANY

By: /s/ Patrick J. Mahaffy                  By: /s/ Gabriel G. Leung
    -------------------------------             ---------------------------
    Name: Patrick J. Mahaffy                    Name: G. Leung
    Title: President and CEO                    Title: Group VP, Oncology

PHARMION GMBH

By: /s/ Patrick J. Mahaffy
    --------------------------------
    Name: Patrick J. Mahaffy
    Title: President